Exhibit 10.49

PURCHASE AND SALE CONTRACT

BETWEEN

AIMCO RIVERSIDE PARK, L.L.C. a Delaware limited liability company

AS SELLER

AND

WASHREIT RIVERSIDE LLC,
a Delaware limited liability company

AS PURCHASER

RIVERSIDE APARTMENTS, FAIRFAX COUNTY, VA.

TABLE OF CONTENTS

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER AND
PURCHASER ................................................................................................ 14

6.1    Seller’s Representations .................................................................................... 14

i

EXHIBITS

EXHIBITS

Exhibit A    Legal Description
Exhibit B    Form of Special Warranty Deed
Exhibit C    Form of Bill of Sale
Exhibit D    Form of General Assignment and Assumption
Exhibit E    Form of Assignment and Assumption of Leases and Security Deposits
Exhibit F    Form of Notice to Vendor regarding Termination of Contract
Exhibit G    Form of Tenant Notification
Exhibit H    FIRPTA Certificate
Exhibit I    Form of Owner’s Affidavit
Exhibit J    Defined Terms

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 26th day of April, 2016 (the “Effective Date”), by and between AIMCO Riverside Park, L.L.C., a Delaware limited liability company, having an address at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237 (“Seller”), and WashREIT Riverside LLC, a Delaware limited liability company, having an address at c/o Washington Real Estate Investment Trust 1775 Eye Street, NW, Suite 1000, Washington, D.C. 20006 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A. Seller owns the real estate located in Fairfax County, Virginia, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Riverside Apartments.

B. Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Exhibit J attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2 Purchase Price and Deposit. The total purchase price (“Purchase Price”) for the Property shall be an amount equal to TWO HUNDRED FORTY-FOUR MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($244,750,000), subject to prorations and adjustments in accordance with the terms of this Contract and shall be payable by Purchaser, as follows:

2.2.1 Pursuant to that certain Deposit Escrow Agreement dated March 8, 2016, by and among Seller, Washington Real Estate Investment Trust (“WashREIT”) and Escrow Agent (the “Deposit Escrow Agreement”), WashREIT delivered to Fidelity National Title Insurance Company, 1620 L Street, NW, 4th Floor, Washington DC 20036, Attn: Michael A. Segal, Vice President – Commercial Counsel (“Escrow Agent” or “Title Insurer”) a deposit (the “Deposit”) of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000) by wire transfer of immediately available funds (“Good Funds”). WashREIT has heretofore assigned all of its right, title and interest in and to the Deposit Escrow Agreement and the Deposit to Purchaser.

2.2.2 The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 3:00 p.m. Eastern Time on the Closing Date. In the event that Good Funds are not received by said time on the Closing Date, Seller may, in its sole discretion, extend the Closing Date to a time and date to allow for receipt of Good Funds and Purchaser shall be responsible for any additional interest, expenses or charges that Seller may incur as a result thereof.

2.3    Escrow Provisions Regarding Deposit.

2.3.1 Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract. Escrow Agent shall invest the Deposit in an FDIC-insured, interest-bearing bank account (the “Escrow Account”) at Bank of America, N.A. (the “Depository”), and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2 Escrow Agent shall hold and apply the Deposit in strict accordance with the terms of this Contract. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3 If either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such five (5)-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, to a court of competent jurisdiction in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

2.3.4 The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence. Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence by Escrow Agent.

2.3.5    The parties shall deliver to Escrow Agent an executed copy of this Contract. Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s and
Purchaser’s closing instruction letters delivered at Closing and the provisions of this Section 2.3.

2.3.6 Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this Section.

2.3.7 Seller, Purchaser and Escrow Agent hereby agree that, as of the Effective Date, (i) the terms and conditions of the Deposit Escrow Agreement shall be superseded in their entirety by the terms and conditions of this Contract (including, but not limited, to this Section 2.3), and the Deposit Escrow Agreement shall be of no further force or effect except to the extent of any liabilities arising thereunder prior to the Effective Date, and (ii) the deposit held by Escrow Agent under and pursuant to the terms of the Deposit Escrow Agreement shall, without any further action by any party, constitute and become the Deposit under this Agreement.

2.3.8 In no event shall Escrow Agent incur any liability for levies by taxing authorities based upon the taxpayer identification number provided to Escrow Agent and used to establish the Escrow Account. Purchaser consents to the selection of Bank of America, N.A. as the Depository and has made an independent inquiry of the Depository. Escrow Agent shall have no liability in the event of failure, insolvency or inability of the Depository to pay such funds, or accrued interest upon demand or withdrawal.

ARTICLE III
PROPERTY ACCESS & MATERIALS

3.1 Access to Property. Subject to the terms of Sections 3.2 and 3.3 and the rights of Tenants under the Leases, from the Effective Date until Closing. Purchaser and its respective agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter the Property to conduct and make customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser and the Consultants may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2 Conduct of Investigation. Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment and do not cause any damage to the Property.

3.3    Purchaser Indemnification.

3.3.1 Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel reasonably approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property. Notwithstanding anything to the contrary contained herein, Purchaser shall have no liability or responsibility for the mere discovery of any pre-existing conditions affecting the Property (as opposed to the exacerbation of such conditions), or for any damages caused by Seller or its agents.

3.3.2 Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Purchaser desires to perform any invasive tests, then Purchaser shall give prior written notice thereof to Seller, which notice shall be accompanied by a detailed description and plan of the invasive tests Purchaser desires to perform. Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein. Purchaser shall, at Purchaser’s sole cost and expense, and in accordance with all applicable environmental laws, dispose of any hazardous materials which have been specifically removed from or at the Property by Purchaser or its agents, representatives, employees or designees in connection with Purchaser’s environmental studies. Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III. Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.3.2 to Seller (in the form of a certificate of insurance) prior to Purchaser’s or any Consultants’ entry onto the Property.

3.4    Property Materials.

3.4.1 Seller has heretofore delivered or otherwise made available at the Property, and shall upon request use reasonable efforts to provide or make available to the extent the same have not already been delivered or made available by Seller to Purchaser, copies of such documents and information concerning the Property that are in Seller’s possession or reasonable control, other than such documents and information that Seller reasonably deems to be confidential or proprietary (collectively, the “Materials”). At Seller’s option, Seller may deliver some or all of the Materials to Purchaser, or make the same available to Purchaser on a secure website, portal or other electronic delivery Purchaser agrees that any item to be delivered by Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured website or portal. Seller shall notify Purchaser when Materials are made available on such secured website or portal by email to Karen Clark at kclark@washreit.com.

3.4.2 Except as expressly set forth in Seller’s Representations, Seller makes no representations or warranties, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. Except as expressly set forth in this Contract, all Materials are provided for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials, and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property. All Materials and Third-Party Reports shall be returned to Seller or destroyed by Purchaser if this Contract is terminated for any reason.

3.4.3 Prior to the Effective Date, Seller has delivered to Purchaser (or otherwise made available to Purchaser as provided under Section 3.4.1) the most recent rent roll for the Property, which is the rent roll Seller uses in the ordinary course of operating the Property and reflects the actual number of vacant units at the Property (the “Rent Roll”). The current Rent Roll is attached hereto as Schedule 3. Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.5.

3.4.4 Prior to the Effective Date, Seller has delivered to Purchaser (or otherwise made available to Purchaser as part of the Materials under Section 3.4.1) a list of all current Property Contracts (the “Property Contracts List”). The current Property Contracts List is attached hereto as Schedule 4. The Property Contracts List may be updated by Seller as necessary to disclose all additional Property Contracts to Purchaser permitted under this Contract. Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.8.

3.5 Property Contracts. Prior to the Effective Date, Purchaser has delivered written notice to Seller (the “Property Contracts Notice”) specifying the Property Contracts on the Property Contracts List which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided, that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, and (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract. To the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages. Notwithstanding anything to the contrary contained herein, in all events, Seller shall terminate (at its sole cost and expense) any leasing commission agreements (if any), Seller’s existing management agreement for the Property, and all other agreements and/or leases (if any) with any affiliate(s) of Seller or its management company. Seller shall execute and deliver, on or before Closing, a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract). A list of Terminated Contracts and a list of contracts that Purchaser shall assume is attached hereto as Schedules 5-A and 5-B, respectively.

3.6 Wilmar Supply Contract. Purchaser acknowledges that Seller has contracted with Wilmar (the “Supply Contract”) for the procurement and supply of building parts, fixtures, supplies, equipment and materials (collectively, the “Supplies”), which Supplies are located within the maintenance shop or maintenance storage areas on the Property, and that pursuant to the Supply Contract, the Supplies at the Property are owned by Wilmar until actually used or put into service by Seller at the Property. The Supply Contract will be terminated by Seller as of the Closing at Seller’s sole cost and expense, and Purchaser may contact Wilmar to request a new contact for services and supplies. If Purchaser enters into a new contract with Wilmar to be effective upon Closing, the Supplies will remain at the Property in accordance with such new contract. If the Purchaser does not enter into a new contract with Wilmar for the continuation of services and Supplies from and after Closing, then Purchaser shall have no right to use any of the Supplies after the Closing. In such event, for fourteen (14) days after Closing Purchaser shall provide Wilmar with access to the Property and the right to remove the Supplies from the Property. Notwithstanding any provision of this Contract to the contrary, no adjustments or prorations will be made at Closing for the value of any Supplies or the use thereof prior to Closing, and any Supplies used after the Closing shall be at the sole cost and expense of Purchaser. Seller shall indemnify, hold harmless and, if requested by Purchaser (in Purchaser’s sole discretion), defend (with counsel reasonably approved by Purchaser) Purchaser, together with Purchaser’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, and property manager (collectively, including Purchaser, “Purchaser’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) arising from or related to Wilmar’s entry onto the Property after Closing to remove its Supplies pursuant to the terms hereof.

ARTICLE IV TITLE

4.1    Title Documents.     Purchaser acknowledges that, prior to the Effective Date Purchaser has received from the Title Insurer, a commitment for owner’s title insurance, file no. 16-001158 with respect to the Property attached hereto as Schedule 7 (the “Title Commitment”) together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”). Purchaser shall be solely responsible for obtaining the Title Policy from the Title Insurer and for payment of all title insurance premiums and all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.2 Survey. Purchaser acknowledges that, prior to the Effective Date, Purchaser has received from Seller the existing survey of the Property dated December 15, 2015 and prepared by Merlyn J. Jenkins & Associates, Inc. (the “Existing Survey”). Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey, together with the Existing Survey, is referred to herein as the “Survey”).

4.3 Purchaser’s Objections. As of the Effective Date, Purchaser has accepted the Title Documents and Existing Survey, subject to Seller being obligated to cure items 5, 7 and 10 on Schedule B – Section 1 of the Title Commitment (the “Objections”) at or prior to closing as a condition thereto. Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections, not to exceed ten (10) days in the aggregate. The term “cure” when used with respect to a title exception or title matter, means that the Title Insurer shall be willing to omit such title exception or matter from Purchaser’s Title Policy (and Purchaser’s mortgage lender’s title insurance policy) at no additional charge or premium cost to Purchaser. For the avoidance of doubt, unless otherwise agreed to by Purchaser in its sole discretion, in no event shall Purchaser be required to accept a cure or other resolution of a title exception or title matter which involves the Title Insurer insuring over such title exception or title matter (as opposed to omitting such title exception or title matter from Schedule B to the Purchaser’s Title Policy).

4.4 Permitted Exceptions. The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1 All matters shown in the Title Documents and the Survey, other than (a) the Objections, (b) the standard exception regarding the rights of parties in possession, which shall be limited to parties in possession pursuant to the Leases without any right of first refusal or option to purchase, and (c) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments (subject in all events to the proration thereof pursuant to this Contract) not yet due and payable as of the Closing Date;

4.4.2    All Leases;

4.4.3    Applicable zoning and governmental regulations and ordinances; and

4.4.4 Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

4.5 Required Clearance Exceptions. It is understood and agreed that all mortgages and deeds of trust (collectively, the “Deed of Trust”) shall not be deemed Permitted Exceptions, whether Purchaser gives further written notice of such or not, and, as a Purchaser’s condition precedent to Closing, shall be paid off, satisfied, and discharged by Seller at Closing. In addition (and without limiting the unconditional obligation of Seller to discharge all Deeds of Trust), the following matters (including if such matters would be a New Exception (as defined below)) shall not be Permitted Exceptions and Seller shall have the unconditional obligation, as a Purchaser’s condition precedent to Closing, to cure the following title matters at no cost to Purchaser:

(i) any title matter, not caused by Purchaser’s (or its agent’s or representative’s) actions, which can be cured solely by the payment of a definite liquidated sum of money, provided that in no event shall Seller be obligated to expend an amount in excess of $500,000 in the aggregate to cure such liens or encumbrances (it being agreed this clause (i) shall not apply to liens or encumbrances resulting from the acts or omissions of Seller and/or its agent, which are covered by clauses (ii), (iii) and (iv) below);

(ii) any title matter arising as a result of the acts or omissions of Seller (or its agent’s or representative’s) taken after the effective date of the Title Commitment (i.e., March 8, 2016) without the prior consent of Purchaser;

(iii) any mechanic’s, materialman’s or supplier’s liens arising as a result of the acts or omissions of Seller (or its agent’s or representative’s) (including, without limitation, any such liens filed due to the failure of Seller (or its agent’s or representative’s) to pay any sums owed to any contractors and/or materialmen, whether or not such sums were due before or after the Effective Date); and

(iv) any actions Seller has agreed to perform or any items Seller has agreed to deliver pursuant to its Response Notice.

4.6 Subsequently Disclosed Exceptions. If at any time after the Effective Date, any update to the Title Commitment or Existing Survey first discloses any additional item that materially adversely affects title to the Property and which was not disclosed on any previous version of or update to the Title Commitment or the Existing Survey (the “New Exception”), Purchaser shall have until the earlier of the then scheduled Closing Date and five (5) days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception. If Purchaser fails to approve or disapprove of any New Exception prior to the expiration of the New Exception Review Period, then such New Exception shall be deemed to be a Permitted Exception. If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception. If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed ten (10) days in the aggregate. If Seller fails to deliver a notice to Purchaser by the earlier to occur of the then scheduled Closing Date and three (3) days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either: (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within the earlier to occur of the then scheduled Closing Date and six (6) days after the expiration of the New Exception

Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7 Purchaser Financing. Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V CLOSING

5.1    Closing Date. The Closing shall occur on May 20, 2016 (as the same may be extended by Seller or Purchaser pursuant to the express terms of this Contract, the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.2    Seller Closing Deliveries. Seller shall deliver (or cause to be delivered) each of the following duly executed items to Escrow Agent on or prior to the Closing Date:

5.2.1    Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to
Purchaser, subject to the Permitted Exceptions.

5.2.2    A Bill of Sale in the form attached as Exhibit C.

5.2.3    A General Assignment in the form attached as Exhibit D (the “General
Assignment”).

5.2.4    An Assignment of Leases and Security Deposits in the form attached as
Exhibit E (the “Assignment of Leases”).

5.2.5     Seller’s counterpart signature to the closing statement prepared by Title Insurer.

5.2.6 An owner’s affidavit and indemnity in the form attached hereto as Exhibit I; provided however, that Seller shall not be obligated to provide a title affidavit or an indemnity form addressing the pre-printed exceptions related to the Survey if Purchaser has not provided a new or updated Survey to the Title Insurer as referenced in Section 4.2.

5.2.7 A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended in the form of Exhibit H annexed hereto, executed by Seller’s sole member.

5.2.8 Notification letters to all Tenants prepared and execute by Seller in the form attached hereto as Exhibit G (the “Tenant Notification Letters”), which shall be delivered to all Tenants by Seller immediately after Closing.

5.2.9 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction provided, however, Seller shall not be required to provide Purchaser with any organizational documents of Seller.

5.2.10 An updated Rent Roll effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1. Seller shall use commercially reasonable efforts to update such Rent Roll (which may be by hand markup or by email notification) to the day immediately preceding the Closing Date, if and to the extent the information necessary to provide such update to the Rent Roll is readily available to Seller as of the Closing Date.

5.2.11 An updated Property Contracts List effective as of the day immediately preceding the Closing Date.

5.2.12 Such documents, as may be necessary to transfer title to any motor vehicles owned by Seller.

5.2.13 Such notices, transfer disclosures, transfer tax forms or other similar documents that are required by applicable laws to be executed by Seller or otherwise reasonably necessary in order to consummate the transactions contemplated under terms of this Contract.

5.2.14 All other materials, if any, required to be delivered by Seller to Purchaser at Closing pursuant to the terms of this Contract (including, without limitation, Seller’s Property- Related Files and Records, which shall be deemed delivered by leaving such files and records at the Property).

5.2.15 Any documents required in connection with Purchaser’s 1031 exchange as provided in Section 13.18.

5.2.16 Evidence that Seller has terminated all leasing commission agreements in connection with the Property (if any), Seller’s existing management agreement for the Property, and all other agreements and/or leases (if any) with any affiliate(s) of Seller or its management company.

5.3    Purchaser Closing Deliveries.    Except for the balance of the Purchase Price (plus or minus the adjustments or prorations required by this Contract) which is to be delivered at the time specified in Section 2.2.2, Purchaser shall deliver each of the following items to Escrow Agent on or prior to the Closing Date:

5.3.1 The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.

5.3.2     Purchaser’s counterpart signature to the closing statement prepared by Title Insurer.
5.3.3    A countersigned counterpart of the General Assignment.

5.3.4    A countersigned counterpart of the Assignment of Leases.

5.3.5 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction provided, however, Purchaser shall not be required to provide Seller with any organizational documents of Purchaser.

5.3.6 Such notices, transfer disclosures, transfer tax forms, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the transactions contemplated under this Contract.

5.3.7    The Tenant Notice Letters acknowledged by Purchaser.

5.3.8    All other documents, if any, required to be delivered by Purchaser to Seller at Closing pursuant to the terms of this Contract.

5.3.9    Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.10 Any documents required in connection with Seller’s 1031 exchange as provided in Section 13.18.

5.4    Closing Prorations and Adjustments.

5.4.1 General. All normal and customarily proratable items shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. Prior to Closing Seller shall prepare and deliver to Purchaser and the Title Insurer a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing.

5.4.2 Operating Expenses. All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3 Utilities. If available final readings and final billings for utilities will be made as of the Closing Date. In such event, Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. If such final readings and final billings for utilities are not available as of the Closing Date, then a proration shall be made in accordance with the parties’ reasonable good faith estimate based on the most recent utility bills then available. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date and shall coordinate with Purchaser to complete in such a manner that there is no interruption in service. Seller shall have no responsibility or liability for Purchaser’s failure to arrange utility service for the Property as of the Closing Date.

5.4.4 Real Estate Taxes. Real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available. If actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available as of the Closing Date, then the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).

5.4.5 Property Contracts. Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser pursuant to Section 3.5. All sums payable or prepaid under such assumed Property Contracts shall be prorated pursuant to the provisions of Section 5.4.2.

5.4.6    Leases.

5.4.6.1 All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), and income from any portion of the Property shall be prorated as of the Closing Date. Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date. Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. In addition, Seller shall receive a credit at Closing equal to $422,600, which equates to the monthly utility bill associated with the Property for the preceding two (2) months prior to Closing, which amounts are payable by tenants under their leases but have not yet been billed to tenants (the “Pre-Closing Utility Billings”). Notwithstanding the foregoing, no prorations shall be made at Closing for (a) non-delinquent rents which have not been collected as of the Closing Date, (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”) and (c) Pre-Closing Utility Billings. Purchaser shall pay to Seller Uncollected Rents as and when collected by Purchaser. During the first one hundred eighty (180) days following Closing, Purchaser shall bill Tenants of the Property for all Uncollected Rents and shall take reasonable actions (which shall not include an obligation to commence legal action) to collect Uncollected Rents. Notwithstanding the foregoing, Purchaser’s obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than ninety (90) days past due, and Purchaser’s collection of rents shall be applied first, towards current rent and past rent due and owing under the Lease from and after the Closing Date, second, to Purchaser’s reasonable third party costs of such collection, and third to Uncollected Rents. To the extent that Seller receives (i) rent or other similar payments under Leases or other occupancy arrangements or (ii) any Pre-Closing Utility Billings after the Closing Date, the same shall be immediately paid by Seller to Purchaser (to be applied by Purchaser in accordance with this Section 5.4.6.1.) After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Assignment of Leases shall not constitute a waiver by Seller of such right; provided, however, that the foregoing right of Seller shall be limited to actions seeking monetary damages. In no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents. Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or to evict any existing Tenant from the Property. With respect to the Pre-Closing Utility Billings, Purchaser shall instruct its utility billing vendor to continue to collect Pre-Closing Utility Billings after the Closing on a consistent basis with past practice. The amount actually collected shall be reconciled to the $422,600 credit provided with respect thereto (and appropriate post-closing payments shall be made) in accordance with Section 5.5.

5.4.6.2 At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Security Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “Tenant Security Deposit Balance”). Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser. The Tenant Security Deposit Balance shall not include any non- refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.7    Insurance.    No proration shall be made for insurance premiums and
Seller’s insurance policies will not be assigned to Purchaser.

5.4.8 Employees. All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.

5.4.9 Closing Costs. Purchaser shall pay all transfer taxes (excluding the grantor tax and the Regional Congestion Relief Fee described below) relating to the transfer of the Property to Purchaser, all mortgage recording taxes, all applicable sales taxes (including any sales taxes on the transfer of any motor vehicles to Purchaser), all title insurance premiums and fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent. Seller will pay the grantor tax relating to the transfer of the Property to Purchaser and the Regional Congestion Relief Fee payable upon Closing. Seller shall pay the cost of recording any instruments required to discharge any liens or encumbrances against the Property not caused by Purchaser’s actions, and one-half of the customary closing costs of the Escrow Agent. Except as otherwise provided in this Section 5.4.9 and elsewhere in this Contract, Purchaser and Seller shall allocate all other expenses and costs in connection with this Contract in accordance with the customs and practices of the jurisdiction in which the Property is located.

5.4.10 Intentionally Omitted.

5.4.11 Possession. Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing simultaneously with the release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3; together with (to the extent in the possession or reasonable control of Seller) originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, electronic copies of tenant files, and Seller’s books and records (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the Property, all of which shall be made available to Purchaser at the Property at the Closing. Purchaser agrees, for a period of not less than two (2) years after the Closing (the “Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof (at Seller’s sole cost and expense), and (b) reasonably maintain and preserve Seller’s Property- Related Files and Records. If at any time after the Records Hold Period, Purchaser desires to dispose of Seller’s Property-Related Files and Records, Purchaser must first provide Seller prior written notice (the “Records Disposal Notice”). If Purchaser delivers a Records Disposal Notice to Seller, then Purchaser shall permit Seller to enter the Property (or such other location where such records are then stored) for the limited purpose of removing or copying those of Seller’s Property Related Files and Records that Seller desires to retain (at Seller’s sole cost and expense), provided that (i) Seller makes a request to so enter the Property within thirty (30) days after receipt of such Records Disposal Notice, and (ii) Seller may access the Property at such times as may be reasonably prescribed to Purchaser.

5.5    Post Closing Adjustments. Purchaser or Seller may request that Purchaser and Seller undertake to (i) re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract and (ii) true-up the amount of Pre-Closing Utility Billings actually collected by or paid to Purchaser to the associated credit of $422,600 provided at Closing; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of one hundred twenty (120) days after Closing, or (b) subject to such one hundred twenty (120)-day period, unless such items exceed $10,000.00 in the aggregate.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1 Seller’s Representations. Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Effective Date, Seller represents and warrants to Purchaser the following as of the Effective Date and (subject to Section 6.3 hereof) as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1.

6.1.1 Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and has the power and authority to sell and convey the Property and to execute the documents to be executed by Seller pursuant to the terms of this Contract. The compliance with and the fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse effect on Seller’s ability to consummate the transaction contemplated by this Contract or on the Property. This Contract is a valid and binding agreement enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity). No consent or approval of any third party is required in order for Seller to consummate the transactions contemplated by this Contract.

6.1.2    Seller is not a “foreign person,” as that term is used and defined in the
Internal Revenue Code, Section 1445, as amended.

6.1.3 Except for (a) any actions by Seller to evict Tenants under the Leases as set forth on Schedule 2, or (b) a notice of condemnation from Fairfax County dated October 14, 2015 relating to the Huntington Levee Project (Project Number SD-000037-001), (x) there are no actions, proceedings, (zoning or otherwise) or litigations either pending or, to Seller’s knowledge, threatened in writing against or relating to (i) the Property, (ii) this transaction, or (iii) Seller, which would have an adverse effect on Purchaser or the Property after the Closing, (y) there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property, which will adversely impact Seller’s ability to convey the Property, and (z) to Seller’s knowledge, Seller has not received any written notice that Seller is in violation of any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency that remains uncured.

6.1.4 To Seller’s knowledge, Seller has not received any written notice of any uncured default by Seller under any of the Property Contracts that will not be terminated on the Closing Date.

6.1.5    To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.10) is accurate in all material respects provided, however, that if there is any discrepancy between the information set forth on the Rent Roll and the terms and provisions of any of the Leases, the terms and provisions of the Leases shall be effective as against Seller and Purchaser for purposes of the representation made by Seller in this Section 6.1.5 and Seller shall not be deemed to have breached the representation contained herein by reason of such discrepancy.

6.1.6 The Leases described on the Rent Roll and made available for review by Purchaser are true and correct and complete copies of all of the Leases in effect as of the Effective Date. Each Lease is the entire agreement between Seller and Tenant under such Lease, including all representations and warranties, and there are no other agreements between Seller and such Tenants of any kind. Other than written Leases described on the Rent Roll, or easements or other documents recorded against the Property, Seller has not granted to any party any license, lease and/or other rights relating to the use or possession of the Property that will remain in effect as of the Closing Date. Seller has not granted to any party (other than Purchaser pursuant to the terms of this Contract) any right or option (including any right of first offer or right of first refusal) to purchase all or any part of the Property and no party has any such options or other rights (other than Purchaser pursuant to the terms of this Contract).

6.1.7    Seller is not a Prohibited Person.

6.1.8    To Seller’s knowledge, the Property Contracts List (as may be updated pursuant to Section 3.4.4 and Section 5.2.11) is accurate in all material respects.

6.1.9 Seller has no employees, and all employees working at the Property are employed by Seller’s managing agent (and no such employees of the Property will be transferred to Purchaser and Purchaser shall have no liability of any kind or nature in respect of any such employees of the Property). Neither Seller nor its managing agent is a party to any collective bargaining agreement with respect to the Property. To Seller’s knowledge, none of the employees of its managing agent working on-site at the Property is a member of any labor union.

6.1.10 Seller is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plans.

6.1.11 Seller has not (i) commenced a voluntary case or had entered against it an order for relief under any chapter of the Federal Bankruptcy Code (Title XI of the United States Code) or any similar order or decree under any federal or state laws applicable thereto, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, sequestrator, liquidator, or similar official in any federal, state or foreign judicial or non-judicial proceeding to hold, administer and/or liquidate all or substantially all of its assets, or (iii) made an assignment for the benefit of creditors and no bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened against it.

6.1.12 Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property and Seller will not take any such action after the Effective Date.

6.1.13 To Seller’s knowledge, Seller has delivered all environmental reports related to the Property in its possession to the extent maintained in its regular course of record- keeping as listed on Schedule 1.

6.1.14 Seller has delivered to Purchaser complete copies in all material respects of the operating statements used by Seller in connection with its operation of the Property for the years 2013, 2014, 2015, and 2016 to date.

6.1.15 The Materials, once delivered or made available to Purchaser prior to the Effective Date or in accordance with the terms of this Contract, are, to Seller’s actual knowledge, in the form as maintained by Seller in the normal and ordinary course of its business.

6.2    AS-IS. Except as expressly set forth in Seller’s Representations and subject to
Section 6.3:

6.2.1    The Property is expressly purchased and sold “AS IS,” “WHERE IS,” and
“WITH ALL FAULTS.”

6.2.2 The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations).

6.2.3 Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Property.

6.2.4 Purchaser represents and warrants that prior to the Effective Date, it has reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property. If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.

6.2.5 Purchaser acknowledges and agrees that, except as stated in Seller’s Representations, no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.

6.3    Survival of Seller’s Representations.

6.3.1 Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of nine (9) months (the “Survival Period”). Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has commenced a legal proceeding against Seller during the Survival Period for breach of any of Seller’s Representations. Under no circumstances shall Seller be liable to Purchaser for more than Five Million Dollars ($5,000,000) in any individual instance or in the aggregate for all breaches of Seller’s Representations and any other representations of Seller made in this Contract, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) exceeds One Hundred Thousand Dollars ($100,000) (in which event the amount of all claims shall be actionable back to the first dollar but subject to the aggregate maximum liability of Seller as aforesaid). In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had actual knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.3.2 At Closing, Seller shall update the representations made in Section 6.1 above as the facts then exist, with all dates brought current and all references to Leases and Property Contracts updated to the Leases and Property Contracts in effect as of the Closing Date. If a representation is modified, then (i) if such modification is due to a material breach by Seller of its obligations pursuant to this Contract, then such modification shall be considered a default hereunder (and Purchaser shall be entitled to the remedies set forth in Section 10.2 below), (ii) if such modification is not caused by a material breach by Seller of its obligations pursuant to this Contract and such modification results in such representation (if not so modified) being materially inaccurate at Closing, then such modification shall be considered a failure of Purchaser’s condition precedent to Closing (and Purchaser shall be entitled to the remedies set forth in Section 8.1 below), and (iii) if such modification is due to an act expressly permitted under this Contract or has been otherwise consented to in writing by Purchaser, or does not render the representation (if not so modified) being materially inaccurate then the subject representation shall be considered modified in accordance with Seller’s update and Purchaser shall not be relieved of its Closing obligations hereunder by reason of such modification. In no event shall Seller be liable to Purchaser for, or deemed to be in default hereunder by reason of, nor shall Purchaser be relieved of its Closing obligations hereunder by reason of, any breach of representation or warranty that is actually known to Purchaser as of (or that is based upon any facts contained in any documents or Materials delivered to Purchaser by or on behalf of Seller prior to) the Effective Date.

6.4 Definition of Seller’s Knowledge. Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the Regional Property Manager and the Community Manager and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Regional Property Manager and Community Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager and Community Manager any individual personal liability. As used herein, the term “Regional Property Manager” shall refer to Jennifer Defazio who is the regional property manager handling this Property and the term “Community Manager” shall refer to Jay Mattingly who is the community manager handling this Property.

6.5 Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.5.2 Purchaser has all necessary entity power and authority to enter into this Contract, to purchase the Property and to execute the documents required of Purchaser herein, and to consummate the transactions contemplated by this Contract, and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Contract. This Contract is a valid and binding agreement enforceable agreement against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights and by general principles of equity (whether applied in a proceeding at law or in equity).

6.5.3 No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4 Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5 Except for any public shares owned by Broker or its affiliates in Washington Real Estate Investment Trust, the Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser, except for any public shares owned by Broker or its affiliates in Washington Real Estate Investment Trust.

6.5.6    Purchaser is not a Prohibited Person.

6.5.7 To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8 To Purchaser’s knowledge, the funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9    The funds or other assets Purchaser will transfer to Seller under this
Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §
1956(c)(7).

ARTICLE VII
OPERATION OF THE PROPERTY

7.1 Leases and Property Contracts. Seller may, in the ordinary course of business, (i) enter into new Property Contracts and new residential Leases, and renew or modify existing residential Leases, (ii) terminate or accept the surrender or forfeiture of any of the residential Leases which are in default, (iii) modify any Property Contracts (so long as, such Property Contracts are terminable upon not more than thirty (30) days’ notice without penalty or fees), and (iv) institute and prosecute any available remedies for default under any residential Lease or Property Contract, without first obtaining the written consent of Purchaser; provided, however, (x) all such activities by Seller are performed in the ordinary course of business, consistent in all material respects with Seller’s practice during the year prior to the Effective Date, including without limitation the leasing of the Property through use of Seller’s rental maximization software (with such deviations therefrom that Seller from time to time determines are necessary or appropriate and are consistent in all material respects with Seller’s past practices in the ordinary course of business); (y) Seller agrees that any new or renewed residential Leases shall not have a term in excess of fifteen (15) months and any new Property Contract shall be terminable upon not more than thirty (30) days’ notice without penalty or fees; and (z) Seller shall notify and obtain the consent of Purchaser prior to pursuing any remedies with respect to any defaulted non-residential Lease. Notwithstanding anything to the contrary contained herein, Seller shall not enter into new non-residential Leases, or renew or modify the existing non- residential Lease, without Purchaser’s written consent, which consent shall be at Purchaser’s sole discretion.

7.2 General Operation of Property. Except as specifically set forth in this Article VII, Seller shall continue to operate the Property in the ordinary course of business substantially in the same manner as same as been operated prior to the date hereof, and except as necessary in Seller’s sole discretion to address any life or safety issue at the Property. Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property (unless the same are replaced with similar Fixtures and/or Tangible Personal Property having equivalent or better value and utility) without the prior written consent of Purchaser.

7.3 Liens. Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1). Notwithstanding the foregoing,

Seller may enter into one or more easement agreements with the County of Fairfax or its subsidiary in connection with the Huntington Levee Project as described in that certain notice of condemnation from Fairfax County to Seller dated October 14, 2015 (Project Number SD-000037-001), subject to the prior consent of Purchaser, which consent shall be at Purchaser’s sole discretion. If Seller delivers a copy of any such proposed easement agreement(s) to Purchaser for approval, then Purchaser shall approve or disapprove such proposed easement agreement(s) within five (5) Business Days of receipt thereof (which approval or disapproval shall be at Purchaser’s sole discretion), and if Purchaser fails to approve or disapprove same within such five (5) Business Day period, then Purchaser shall be deemed to have approved same.

7.4 Tax Appeals. If any tax reduction proceedings, tax protest proceedings or tax assessment appeals for the Property are pending at the time of Closing, Seller may continue to prosecute and/or settle the same without the consent of Purchaser. Seller shall have the exclusive right to institute a tax reduction proceeding, tax protest proceeding or tax assessment appeal for the Property with respect to real estate taxes attributable to any fiscal years through and including the fiscal year which the Closing occurs at any time after the Closing Date. Seller may prosecute and/or settle the same without the consent of Purchaser. Purchaser shall not independently institute any tax reduction proceedings, tax protest proceedings, or tax assessment appeals for the Property with respect to any fiscal years through and including the fiscal year in which the Closing occurs. Purchaser shall cooperate with Seller in connection with the prosecution and/or settlement of any such tax reduction proceedings, tax protest proceedings or tax assessment appeals, including executing such documents as Seller may reasonably request in order for Seller to prosecute and/or settle any such proceedings. Any refunds or savings in the payment of taxes resulting from any tax reduction proceedings, tax protest proceedings or tax assessment appeals applicable to the period prior to the Closing Date shall belong to Seller and any refunds or savings in the payment of taxes applicable to the period from and after the Closing Date shall belong to Purchaser. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively.

7.5 Rent Ready Condition. Seller shall, at its sole cost and expense, cause all units at the Property that are vacant prior to the date that is five (5) Business Days prior to the Closing, to be placed in “rent ready” condition, in accordance with Seller’s standard leasing practices, prior to the Closing Date. Purchaser shall receive a credit at Closing for any unit under the aforementioned criteria that is not in “rent ready” condition on the date that is two (2) Business Days prior to the Closing in the amount of One Thousand Dollars ($1,000) per such vacant unit. As used herein, the term “rent ready” means an apartment unit that is cleaned and repainted, if and to the extent necessary, and contains all standard appliances and finishes that have been used by Seller in operating and making ready the apartment units during the year preceding the Effective Date and with appliances in working order and condition, with all carpeting and flooring either replaced or cleaned, but in all cases, consistent with Seller’s prior practices during the year preceding the Effective Date. The foregoing requirements of this Section 7.5 shall not apply to any unit (i) that has been vacated but is still subject to a lease that has not yet expired or otherwise been terminated, or (ii) that is vacant, has been re-leased and shall be delivered pursuant to such lease in its “as-is” condition.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1 Purchaser’s Conditions to Closing. Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:
8.1.1    All of the documents required to be delivered by Seller to Purchaser at the
Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2 Subject to the terms of Section 6.3.2 above, each of Seller’s Representations shall be true and correct in all material respects as of the Closing Date;

8.1.3 Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

8.1.4    Seller shall not be a debtor in any bankruptcy proceeding.

Notwithstanding anything to the contrary set forth in this Contract, there are no conditions to Purchaser’s obligation to close except as expressly set forth in Sections 4.3, 4.5, 6.1, and 8.1, and Article VII. If any condition set forth in this Section 8.1 is not met, Purchaser may (a) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (c) if such failure constitutes a default by Seller pursuant to Section 10.2 hereof, exercise any of Purchaser’s remedies pursuant to Section 10.2.

8.2 Seller’s Conditions to Closing. Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1    All of the documents and funds required to be delivered by Purchaser to
Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2 Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the Closing Date;

8.2.3 Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder; and

8.2.4 Purchaser shall not be a debtor in any bankruptcy proceeding.

There are no conditions to Seller’s obligation to close except as expressly set forth in this
Section 8.2.

ARTICLE IX BROKERAGE

9.1 Indemnity. Seller represents and warrants to Purchaser that it has dealt only with ARA Newmark, having an address at 8405 Greensboro Drive, McLean, Va. 22102 (“Broker”) in connection with this Contract. Seller and Purchaser each represents and warrants to the other that, other than Broker, such party has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, Seller and Purchaser agree to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to any beach by the indemnifying party of the foregoing representation, including any brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2 Broker Commission. If Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract. Broker shall not be deemed a party or third party beneficiary of this Contract. As a condition to Seller’s obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1    Purchaser Default.

10.1.1 If Purchaser (i) defaults on its obligations hereunder to close on the sale of the Property on the Closing Date (including without limitation, if Purchaser defaults on its obligations to deliver to Seller the deliveries specified in Section 5.3 on the date required thereunder or to deliver the balance of the Purchase Price in accordance with Article II (together with payment of any other sums due and payable by Purchaser at Closing); provided that if Purchaser’s failure to deliver the balance of the Purchase Price or other payments was caused solely by a third party’s error in the transfer of funds, then Purchaser shall have one (1) Business Day after receipt of notice of such failure to deliver such funds to Seller before such failure constitutes a default hereunder, or (ii) assigns its rights under this Contract in violation of the terms of Section 13.3, then Purchaser shall forfeit the Deposit, the Escrow Agent shall deliver the Deposit to Seller pursuant to terms of Section 2.3.3, and neither party shall be obligated to proceed with the purchase and sale of the Property. The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and restoration obligations under Section 3.3, the confidentiality obligations under Section 13.13 and Seller’s right to recover attorneys’ fees pursuant to Section 13.16 hereof, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty. Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO

PURCHASE THE PROPERTY. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND RESTORATION OBLIGATIONS UNDER SECTION 3.3, THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 13.13 AND SELLER’S RIGHT TO RECOVER ATTORNEYS’ FEES PURSUANT TO SECTION 13.16 HEREOF.

10.1.2 If Purchaser defaults on any of its covenants or obligations under this Agreement, other than the covenants and obligations of Purchaser set forth in the first sentence of subsection 10.1.1 above (with respect to which the remedies of Seller set forth in Section 10.1.1 shall control), or if Purchaser’s representations and warranties made under this Contract shall be untrue in any material respect, and such default or material misrepresentation continues for more than tne (10) days after written notice from Seller, then the following shall apply: (i) Seller shall not have any right to terminate this Contract as a result of any such default or misrepresentation, and (ii) notwithstanding anything contained in this Contract to the contrary, Seller shall have the right to pursue against Purchaser any and all rights and remedies available at law or in equity to Seller (including, without limitation, injunctive relief and recovery of damages arising out of any such default and/or misrepresentation). Notwithstanding anything contained herein to the contrary, under no circumstances may Seller seek or be entitled to recover any special, consequential, punitive, speculative or indirect damages. The terms of this subsection 10.1.2 shall survive any termination of this Contract.

10.2 Seller Default. If Seller (i) defaults on its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder, or to close on the sale of the Property on the Closing Date, or (ii) prior to the Closing defaults on its covenants or obligations under this Contract, and such default continues until the earlier to occur of (x) the Closing Date and (y) more than ten (10) days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s exclusive remedy, Purchaser may either (a) terminate this Contract, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $50,000 in the aggregate, or (b) subject to the conditions below, seek specific performance of Seller’s obligation to close on the sale of the Property pursuant to this Contract (but not damages); provided, however, if specific performance is not available to Purchaser solely because of any intentional and willful act of Seller in violation of this Contract (such as a conveyance or financing of the Property) that results in the inability of Seller to consummate the transaction required by this Contract in accordance with its terms (each, an “Affirmative Act”), then Purchaser shall have the right to pursue actual damages against Seller as allowed under applicable law (but not consequential, special or punitive damages). Purchaser may seek specific performance of Seller’s obligation to close on the sale of the Property pursuant to this Contract or damages against Seller due to an Affirmative Act only if, as a condition precedent to initiating such litigation for specific performance or damages, Purchaser shall (x) not otherwise be in default under this Contract and (y) file suit therefor with the court on or before the ninetieth (90th) day after the Closing Date. If Purchaser fails to file an action for specific performance or damages due to an Affirmative Act within ninety (90) days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above. Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the first sentence of this Section. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, FORESEEABLE OR UNFORESEEABLE, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT (PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT THE RIGHT OF PURCHASER TO SEEK ACTUAL DAMAGES IF THE REMEDY OF SPECIFIC PERFORMANCE IS NOT AVAILABLE TO PURCHASER SOLELY DUE TO AN AFFIRMATIVE ACT OF SELLER). PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1 Major Damage. If the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (a “Major Damage”), then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”). If there is a Major Damage, then Purchaser may elect, by delivering written notice to Seller on or before the earlier of (x) Closing and (y) the date which is ten (10) days after Purchaser’s receipt of the Damage Notice, to terminate this Contract, in which event the Deposit shall be returned to Purchaser. If Purchaser fails to timely terminate this Contract pursuant to this Section 11.1, this transaction shall be closed in accordance with Section 11.3 below.

11.2 Minor Damage. If the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than Seven Million Five Hundred Thousand Dollars ($7,500,000.00), then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty. In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such

Repairs can be reasonably effected before the Closing. Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3 Closing. If Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or if a casualty occurs as described in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Seller and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim (including, without limitation, proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period from and after the Closing Date), less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any co-insurance or deductible payable by Seller in connection therewith plus the cost of any Repairs which not covered by the insurance so assigned by Seller), or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs.

11.4 Repairs. If Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing. If any Repairs have been commenced prior to Closing, then at Closing Purchaser shall assume all construction and other contracts entered into by Seller in connection with such Repairs; provided however, that (except in the event of emergency, as determined in Seller’s sole discretion) Seller will consult with Purchaser prior to entering into any such contract if Purchaser will likely have to assume such contract. Notwithstanding anything contained herein to the contrary, Seller retains the sole right and authority to enter into any such contract.

ARTICLE XII EMINENT DOMAIN

12.1 Eminent Domain. If at the time of Closing, any Material Taking (as hereinafter defined) has been or is about to occur (or if at such time there is any notice of any such Material Taking or of the intent by any government agency to pursue a Material Taking), then Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice on the earlier of (x) Closing or (y) ten (10) days after Purchaser’s receipt from Seller of notice of the occurrence of such event. If Purchaser so terminates this Contract then Escrow Agent shall promptly return the Deposit to Purchaser. If Purchaser fails to timely terminate this Contract within such period, then this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award. For purposes hereof, a “Material Taking” shall mean a taking by any governmental agency by the powers of eminent domain or transfer in lieu thereof of (i) more than three and a half percent (3.5%) of the square footage of the Improvements, (ii) more than three and a half percent (3.5%) of the square footage of the portion of the Land that is currently vacant and unimproved and which may be used for future development, (iii) more than three and a half percent (3.5%) of the parking spaces at the Property (or such lesser amount of parking spaces which results in the remaining Improvements failing to either comply with applicable zoning regulations or constitute a so called legal non-conforming use), (iv) which materially impairs access to and from the Improvements, (v) which reduces the total value of the Property by more than three and a half percent (3.5%), or (vi) which reduces by more than three and a half percent (3.5%) the total number of additional square feet or number of residential apartment units which can, as of right, be added to the undeveloped portion of the Property. If the taking by any governmental agency by the powers of eminent domain or transfer in lieu thereof does not constitute a Material Taking, then this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge that the condemnation action described in, and contemplated by, that certain notice of condemnation from Fairfax County dated October 14, 2015 relating to the Huntington Levee Project (Project Number SD-000037-001) does not constitute a Material Taking and that Purchaser shall receive the full benefit of any condemnation award related to such project.

ARTICLE XIII MISCELLANEOUS

13.1 Binding Effect of Contract. This Contract shall not be binding on either party until executed by both Purchaser and Seller. Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness. Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2 Exhibits and Disclosure Schedules. All Exhibits and Disclosure Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3 Assignability. Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 exchange, this Contract is not assignable by Purchaser without the prior written approval of Seller. Notwithstanding the foregoing, Purchaser may assign this Contract, without the prior written approval of Seller, to an entity that is an Affiliate of the Purchaser named herein so long as (a) Purchaser is not released from its liability hereunder, and (b) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date. As used herein, (i) an “Affiliate” is a person or entity controlled by, under common control with, or controlling another person or entity and (ii) the term “control” means, with respect to any entity, (x) ownership directly or indirectly of fifty-one percent (51%) or more of all equity interests in such entity and (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting securities, by contract or otherwise.

13.4 Captions. The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6 Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic mail with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than one (1) Business Day thereafter. Any notice required or permitted to be provided under this Contract may be sent by such party’s attorney. All notices shall be deemed effective when actually delivered as documented in a delivery receipt or on the date sent by electronic mail as attached in portable document format; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

c/o Washington Real Estate Investment Trust
1775 Eye Street, NW Suite 1000
Washington, D.C. 20006
Attention: Andrew Leahy
Telephone: (202) 774-3245
Email: aleahy@washreit.com

And:

c/o Washington Real Estate Investment Trust
1775 Eye Street, NW Suite 1000
Washington, D.C. 20006
Attention: Tom Morey
Telephone: (202) 774-3165
Email: tmorey@washreit.com
With a copy to: Venable LLP
575 7th Street, NW Washington, D.C. 20004
Attention: Robert G. Gottlieb, Esq.

Telephone: (202) 344-8526
Email: rggottlieb@venable.com

To Seller:

c/o AIMCO
4582 South Ulster Street
Suite 1100
Denver, Colorado 80237
Attention: Mark Reoch
Telephone: (303)-691-4337
Email: mark.reoch@aimco.com

And:

c/o AIMCO
4582 South Ulster Street
Suite 1100
Denver, Colorado 80237
Attention: Mark Sinclair
Telephone: (303) 793-4837
Email: mark.sinclair@aimco.com with copy to each of:
AIMCO
4582 South Ulster Street
Suite 1100
Denver, Colorado 80237
Attention: Ken Diamond, Esq. Telephone: (303) 793-4763
Email: ken.diamond@aimco.com

And:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Sandor A. Green, Esq. Telephone: (212) 541-2049
Email: sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Fidelity National Title Insurance Company
1620 L Street NW, 4th Floor
Washington D.C. 20036
Attention: Michael A. Segal
Telephone: (202) 737-4747
Email: msegal@fnf.com

Unless a notice specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7 Governing Law and Venue. The laws of the Commonwealth of Virginia shall govern the validity, construction, enforcement, and interpretation of this Contract. All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8 Entire Agreement. This Contract embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9 Amendments. This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10 Severability. If any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11 Multiple Counterparts/Facsimile and Email Signatures. This Contract may be executed in a number of identical counterparts. This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12 Construction. No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13 Confidentiality.

13.13.1 Except as otherwise expressly set forth herein (including without limitation as set forth in the last sentence of this subsection and Section 13.13.2), Seller and

Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that each may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to its lenders, attorneys, accountants, agents, consultants, investors, principals, affiliates or partners. Prior to the Closing, any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its lenders, attorneys, accountants, agents, consultants, investors, principals, affiliates or partners, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. The parties acknowledge and agree that in no event shall confidential information include information that (i) becomes generally available to the public, (ii) becomes available to Purchaser from a third party on a non-confidential basis not in breach of such third party’s contractual, legal or other duty of confidentiality, or (iii) is already in Purchaser’s possession or which Purchaser independently developed or acquired prior the date hereof. In addition, each party shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract. Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) for sale or lease to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding anything to contrary contained herein, Seller and Purchaser acknowledge and agree that this Contract may be filed with the Securities and Exchange Commission by either party if necessary in such party’s judgment.

13.13.2 Notwithstanding anything contained in this Contract to the contrary, (i) each of Seller and Purchaser may disclose the terms and conditions of this Contract as is necessary, in such party’s sole discretion, in order for such party to make any public disclosures required under federal or state securities laws or regulations with respect to such party or its affiliates, (ii) from and after the Effective Date until the Closing, if required by the rules of the Securities and Exchange Commission or NYSE stock exchange listing requirements or otherwise reasonably determined to be necessary as a result of the status of Seller or Purchaser's corporate parent as a public company (in each case as determined in good faith by such party), such party may issue a public press release or other public disclosure announcing that Seller and Purchaser have entered into the Contract and the material terms thereof, and (iii) from and after the Closing, neither Seller or Purchaser shall be restricted in issuing a public press release or other public disclosure with respect to this Contract (but such post-closing press release shall not name the other party or its affiliates). The provisions of this Section 13.13.2 shall survive Closing.

13.14 Time of the Essence. TIME IS OF THE ESSENCE WITH RESPECT TO THIS CONTRACT AND ANY ASPECT THEREOF.

13.15 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16 Attorneys’ Fees. In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation, including the cost of in-house counsel and any appeals.

13.17 Time Zone/Time Periods. Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located. If the last day of a time period falls on a non-Business Day, then the next Business Day shall be considered the end of the time period.

13.18 1031 Exchange. Seller and Purchaser agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service. Seller and Purchaser agree to cooperate with each other at no cost to the requesting party and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party (including, without limitation, a written acknowledgement of such exchange as a closing document as provided in Sections 5.2.15 and 5.3.10, as applicable), provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein, and (e) any exchange being effected by a party shall be effected by means of that party’s use of a qualified intermediary and/or exchange accommodation title-holder.

13.19 No Personal Liability of Officers, Trustees or Directors. Purchaser acknowledges that this Contract is entered into by Seller which is a Delaware limited liability company, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract. Seller acknowledges that this Contract is entered into by Purchaser which is a Delaware limited liability company, and Seller agrees that none of Purchaser, or Purchaser’s partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives or agents shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20 ADA Disclosure. Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”). The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.21 No Recording. Purchaser shall not cause or allow this Contract or any contract or other document related hereto, or any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If Purchaser records this Contract, or other document related hereto, or any memorandum or other evidence hereof without Seller’s prior written consent, Purchaser shall be in default under this Contract. Purchaser hereby appoints Seller as Purchaser’s attorney- in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.

13.22 Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23 AIMCO Marks. Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract. Purchaser shall not use the AIMCO Marks for any purpose.

13.24 Survival.    Except for (a) all of the provisions of this Article XIII (other than
Section 13.18); (b) Sections 2.3, 3.2, 3.3, 3.4, 3.6, 5.4, 5.5, 6.3, 6.5, 7.4, 9.1, 11.4, 13.13.2, 13.6,
13.19, 13.26 and 14.2; (c) any other provisions in this Contract, that by their express terms survive the Closing; and (d) any payment or indemnity obligation of Purchaser under this Contract (the foregoing clauses (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the Closing. Except for Sections 3.3, 9.1, 13.6, 13.7, 13.13, 13.16, 13.19, 13.24, 13.25 and 13.26 of this Contract and any other provisions of this Contract that are expressly stated to survive the termination of this Contract (collectively, the “Post-Termination Obligations”), none of the terms and provisions of this Contract shall survive the termination of this Contract.

13.25 WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONTRACT.

13.26 HISTORICAL FINANCIALS. Notwithstanding anything contained in this Contract to the contrary, if required by rules of the Securities and Exchange Commission with respect to Purchaser’s corporate parent as determined by Purchaser, Seller grants Purchaser the right after the Closing, at Purchaser's sole expense, to prepare an audited income statement of the Property for the most recent fiscal year(s) as specified by Rule 3-14 of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934. Seller shall provide and/or fully cooperate in obtaining any and all such data and financial information (including, without limitation, data and information obtainable from Seller's management agent for the Property) in connection with fulfilling Purchaser's corporate parent’s disclosure obligations as a public company subject to the rules and regulations of the Securities and Exchange Commission. The provisions of this Section 13.26 shall survive Closing.

ARTICLE XIV
LEAD-BASED PAINT DISCLOSURE

14.1    Disclosure. Seller and Purchaser hereby acknowledge delivery of the Lead Based
Paint Disclosure attached as Schedule 6 hereto.

14.2 Testing and Report. Testing has been performed at the Property with respect to lead-based paint. Law Engineering and Environmental Services, Inc. performed the testing and reported its findings in the Lead-Based Paint Evaluation Report of Riverside I, II & III dated May 21, 2003, a copy of which has been provided to Purchaser. Such report certifies the Property as lead-based paint free. By execution hereof, Purchaser acknowledges receipt of a copy of such report and the Lead-Based Paint Disclosure Statement attached hereto as Schedule
6.

[Signature Pages Follow]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

SELLER:

AIMCO RIVERSIDE PARK:, L.L.C.,
a Delaware limited liability company

By: RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

By: AIMCO/RIVERSIDE PARK ASSOCIATES GP, LLC,
a Delaware limited liability company, its general partner

By: AIMCO PROPERTIES, L.P.,
a Delaware limited partnership, its sole member

By: AIMCO-GP, INC.,
a Delaware corporation, its general partner

By: /s/ Mark C. Reoch
Name: Mark C. Reoch
Title: Vice President, Transactions

For good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, AIMCO PROPERTIES, L.P., a Delaware limited partnership, hereby executes this Contract for the sole purpose of guarantying the payment obligations of Seller, if any, to Purchaser arising out of any post-closing claim(s) asserted by Purchaser against Seller for a breach of any of Seller's Representations, subject to the tenns, provisions and limitations set forth in this Contract (including, without limitation, the terms of Section 6.3 hereof).

AIMCO PROPERTIES, L.P.,
a Delaware limited partnership, its sole member

By: AIMCO-GP,INC.,
a Delaware corporation, its general partner

By: /s/ Mark C. Reoch
Name: Mark C. Reoch
Title: Vice President, Transactions

[signatures continued on next page]

PURCHASER:

WASHREIT RIVERSIDE LLC,
a Delaware limited liability company

By:	/s/ Paul T. McDermott
	Name:	Paul T. McDermott
	Title:	President

Washington Real Estate Investment Trust hereby executes this Contract for the sole purpose of assigning and transferring all of its right, title and interest in and to the Deposit Escrow Agreement and the Deposit to Purchaser, and acknowledging and agreeing that the Deposit Escrow Agreement shall be superseded by the terms of this Contract.

WASHINGTON REAL ESTATE INVESTMENT TRUST,
a Maryland real estate investment trust

By:	/s/ Paul T. McDermott
	Name:	Paul T. McDermott
	Title:	President and CEO

[signatures continued on next page]

ESCROW AGENT SIGNATURE PAGE

The undersigned executes the Contract to which this signature page is attached for the purpose of agreeing to the provisions of Section 2.3 of the Contract, and hereby establishes April 26, 2016 as the date of opening of escrow.

ESCROW AGENT:
FIDELITY NATIONAL TITLE INSURANCE
COMPANY

By:	/s/ Michael Segal
Name:	Michael Segal
Title:	Vice President

[signatures continued on next page]

BROKER SIGNATURE PAGE

The undersigned Broker hereby executes this Broker Signature Page solely to confirm the following: (a) Broker represents only the Seller in the transaction described in the Contract to which this signature page is attached, (b) Broker acknowledges that the only compensation due to Broker in connection with the Closing of the transaction described in the Contract to which this signature page is attached is as set forth in a separate agreement between Seller and Broker, and (c) Broker represents and warrants to Seller that Broker and its affiliates has not and will not receive any compensation (cash or otherwise) from or on behalf of Purchaser or any affiliate thereof in connection with the transaction, and do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3 of the Contract, acquires the Property at the Closing) nor has Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

BROKER:

ARA NEWMARK

By:	/s/ John D. Giebel
Name:	John D. Giebel
Title:	Broker, Virginia

EXHIBIT A
LEGAL DESCRIPTION FOR RIVERSIDE APARTMENTS FAIRFAX COUNTY, VIRGINIA

Beginning at a point marking the intersection of the northerly right-of-way line of Huntington Avenue (Route 1332) as dedicated in Deed Book 5403 at page 49, and the northwesterly right- of-way line of Old Richmond Highway (Route #1301); thence with the said right-of-way line of Huntington Avenue the following courses: N44°52, 49”W, 22.36 feet; S45°06, 24”W, 0.99 feet; with a curve to the right whose radius is 25.00 feet and whose chord is S85°39’51"W, 32.51 feet, arc distance of 35.39 feet; with a curve to the left whose radius is 606.46 feet and whose chord is N54°51’44”W, 22.95 feet, an arc distance of 22.95 feet; N55°56’46”W, 40.82 feet; N36°51’10”W, 13.76 feet; N10°56’46”W, 11.31 feet; N55°56’46”W, 56.00 feet; S82°52’04”W, 10.63 feet; N77°23’38”W, 15.04 feet; N55°56’46”W, 213.00 feet; N23°56’27”W, 14.15 feet; N10°56, 46”W, 9.90 feet; N56°49’09”W, 63.70 feet; S75°16’20”W, 13.15 feet and with a curve to the right whose radius is 917.93 feet (and whose chord is N54°38’54”W, 9.61 feet) an arc distance of 9.61 feet to a point on the easterly right-of-way line of Huntington Creek Road (Route 1325); thence with the said right-of-way line of Huntington Creek Road and continuing with the easterly boundary of the Fairfax County Water Authority the following courses: N29° 52’3”E, 64.22 feet; N59° 52’09”W, 6.31 feet and N30°23’06”E, 1210.21 feet to a point marking the northeasterly corner of the said Water Authority; thence with the northerly boundary of the said Water Authority and continuing with the northerly boundary of Grosvenor Riverside Associates, the northerly terminus of Folley Street (Route 1324) and Grosvenor Riverside Associates N48°16'00”W, 487.82 feet to a point on the easterly line of Lot 198-A, Block D, Section 3, Huntington; thence with the said easterly line of Huntington and the easterly terminus of Temple View Drive N34°35’30” E. 134.38 feet to a point marking the northeasterly terminus of the said Temple View Drive; thence with the northerly right-of-way line of Temple View Drive N58°40’30”W, 607.47 feet to a point marking the intersection of the said Temple View Drive and the southerly right-of-way line of The Capital Beltway (Route #495); thence with the said right-of-way line of The Capital Beltway the following courses: S63°04’21”E, 446.33 feet; with a curve to the left whose radius is 6645.45 feet and whose chord is S66°46’46”E, 859.30 feet, an arc distance of 859.90 feet and with a curve to the right whose radius is 2875.00 feet and whose chord is S63°35’54”E, 689.58 feet, an arc distance of 691.25 feet to a point marking the most northerly corner of Parcels 2B-1 and 2C, Chrysler Realty Corporation; thence with the northwesterly line of Chrysler Corporation S53°35’45”W, 1020.82 feet to a point; thence with the westerly line of Chrysler Realty Corporation and continuing with the northwesterly right-of- way line of Old Richmond Highway the following courses: S10°48’01”W, 400.84 feet, S49°37’00”W, 62.29 feet and S45°13’16”W, 354.51 feet to the point of beginning containing 28.17131 acres of land.